Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

GC Aesthetics plc

Dear Sirs and Madame:

We consent to the use of our reports dated May 15, 2015, with respect to the statement of financial position of GC Aesthetics plc as of May 5, 2015, and with respect to the consolidated statements of financial position of Global Consolidated Aesthetics Limited as of December 31, 2014 and 2013 and the related consolidated statements of operations, comprehensive loss, changes in shareholders’ equity, and cash flows for the years ended December 31, 2014 and 2013, included herein, and to the reference to our firm under the heading “Experts” in such registration statement.

Our report on the consolidated financial statements of Global Consolidated Aesthetics Limited dated May 15, 2015 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG

Chartered Accountants

Dublin, Ireland

July 22, 2015